Exhibit 99.1

Golden Phoenix Announces Resignation of Thomas Klein from Board of Directors

AMERICAN FORK, UTAH, August 20, 2014 - Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM) (“Golden Phoenix” or the “Company”) announced today that Thomas Klein has resigned from the Company’s Board of Directors.   Mr. Klein has been a Director since December 2008 and previously served as Chief Executive Officer of the Company from February 2010 until that position was absorbed by the creation of the Company’s Interim Governing Board in June 2012.

Commenting on Mr. Klein’s resignation, Donald Gunn, President of the Company stated, “We thank Tom for his contributions to Golden Phoenix and wish him success in his future endeavours.  The Company will evaluate potential new directors and make changes to the Board as deemed appropriate.  We continue to focus on improving the financial position of the Company and have commenced our planned exploration activities on our joint-ventured Nevada Properties.”

About the Company: Golden Phoenix Minerals, Inc. is a U.S. mining company with a current growth strategy focused on the expansion of operations through the development of gold and silver mineral properties into joint ventures or royalty mining projects.  The Company’s current mineral properties consist of options to acquire interests in the Mhakari and North Springs properties in Nevada.  More information on the Company can be found at www.goldenphoenix.us.

Forward-Looking Statements: Information contained herein regarding pending legal matters or strategy, optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While the Company believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description limited herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information, Contact:
Golden Phoenix Investor Relations
Telephone (801) 418-9378
Email: investors@goldenphoenix.us